UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	February 28, 2007

LODGENET ENTERTAINMENT CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	0-22334	46-0371161

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3900 West Innovation Street, Sioux Falls, SD	57107

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(605) 988-1000

n/a

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.      Entry into a Material Definitive Agreement.
     On February 28, 2007, LodgeNet Entertainment Corporation (the “Company”) entered into an Amended and Restated Rights Agreement (the “Amended Rights Plan”) with Computershare Investor Services, LLC (“Computershare”), which amends the terms of the Rights Agreement dated as of March 5, 1997, between the Company and Computershare, as successor-in-interest to Harris Trust and Savings Bank (the “Existing Plan”) that would have expired on February 28, 2007.
     The stockholders of the Company will be asked to vote at the Company’s upcoming Annual Meeting to approve the Amended Rights Plan. The Amended Rights Plan will expire and all rights will be terminated if the Amended Rights Plan is not ratified by the stockholders by February 28, 2008.
     The Amended Rights Plan, like the Existing Plan, is intended to deter coercive or abusive tender offers and market accumulations. The Amended Rights Plan is designed to encourage an acquirer to negotiate with the Company’s board of directors (the “Board”) and to enhance the Board’s ability to act in the best interests of all of the Company’s stockholders.
     Among other things, the Amended Rights Plan contains the following revisions to the Existing Plan:
(i)	The term has been extended to February 27, 2016.

(ii)	The threshold ownership requirement which triggers the exercisability of the rights has been increased to 20%.

(iii)	The Amended Rights Plan provides for a “TIDE Committee,” selected by and composed solely of independent directors of the Board, to review the Amended Rights Plan every three years, and to provide recommendations to the Board concerning the Rights Plan, including any modifications to the Amended Rights Plan, up to and including termination thereof.

(iv)	The Amended Rights Plan incorporates a provision which requires that any offer meeting specified criteria (a “Qualified Offer”) will be submitted to the Company’s stockholders for consideration in certain circumstances. Under the Amended Rights Plan a Qualified Offer must include the following criteria:
•	For all shares of the Company;

•	At the same price for all shares acquired and such price must be greater than the highest reported market price per share during the prior 2 years and represents a premium above the average closing prices for the previous five trading days;

•	Conditioned on tender of at least 90% of the shares;

•	Paid with at least 80% cash consideration, and any share consideration must be limited to publicly traded securities listed on the NASDAQ or NYSE;

•	Accompanied by a fairness opinion; and

•	Cannot be conditioned on financing or due diligence.
The Amended Rights Plan provides a shareholder redemption feature that provides that if the Board has not redeemed the rights not earlier than 60 business days nor later than 80 business days after a Qualifying Offer is commenced, the holders of record (or their duly authorized proxy) of 10% of the outstanding shares of the Company may call a special meeting to vote on redeeming the rights. At the special meeting, the holders of at least two-thirds of the outstanding shares of the Company entitled to vote must vote to redeem the rights in order to effectuate the shareholder redemption feature.
     In addition to the amended provisions described above, the Amended Rights Plan also contains certain other modifications to the Prior Plan. The foregoing description of the Amended Rights Plan does not purport to be complete and is qualified in its entirety by reference to the Amended Rights Plan, a copy of which is filed herewith as Exhibit 4.1
Item 3.03.      Material Modification to Rights of Security Holders.
     Please see the disclosure set forth under Item 1.01 regarding the Company’s Amended Rights Plan, which is incorporated by reference into this Item 3.03.
Item 9.01.      Financial Statements and Exhibits.
     (d)      Exhibits

4.1	Amended and Restated Rights Agreement, by and between LodgeNet Entertainment Corporation and Computershare Investor Services, LLC, dated February 28, 2007
4.2	Summary of Rights(1)

(1)	Incorporated by reference from Exhibit B to Exhibit 4.1 filed herewith.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 2, 2007	By	/s/ James G. Naro
James G. Naro
	Its	Senior Vice President, General Counsel, Secretary and Chief Compliance Officer